CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$500,000	$57.30

Pricing Supplement no. 70 To prospectus dated November 14, 2011, prospectus supplement dated November 14, 2011 and product supplement no. 7-II dated November 16, 2011	Registration Statement No. 333-177923 Dated December 19, 2011 Rule 424(b)(2)

$250,000 (DOW), $250,000 (PRU)
Upside Auto Callable Single Observation Reverse Exchangeable Notes due December 21, 2012 Each Linked to the Common Stock of a Different Single Reference Stock Issuer

General

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This pricing supplement relates to two (2) separate note offerings. Each issue of offered notes is linked to one, and only one, Reference Stock. You may participate in either of the two (2) note offerings or, at your election, in both of the offerings. This pricing supplement does not, however, allow you to purchase a note linked to a basket of both of the Reference Stocks described below.

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The notes are designed for investors who seek a higher interest rate than either the current dividend yield on the applicable Reference Stock or the yield on a conventional debt security with the same maturity issued by us or an issuer with a comparable credit rating. Investors should be willing to forgo the potential to participate in the appreciation of the applicable Reference Stock, to accept the risks of owning equities in general and the applicable Reference Stock, in particular, to assume the risk that the notes will be automatically called and the investors will receive less interest than if the notes are not automatically called and, if the notes are not automatically called, to lose some or all of their principal at maturity.

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Each issue of offered notes will pay interest monthly at the fixed rate specified for that issue below. However, the notes do not guarantee any return of principal at maturity. Instead, if the notes are not automatically called, the payment at maturity will be based on whether the Final Share Price of the applicable Reference Stock is less than the applicable Initial Share Price by more than the applicable Buffer Amount as described below. If the notes are automatically called, you will receive, for each $1,000 principal amount note, $1,000 plus accrued and unpaid interest. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.

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If the notes are not automatically called, payment at maturity for each $1,000 principal amount note will be either a cash payment of $1,000 or delivery of shares of the applicable Reference Stock (or, at our election, the Cash Value thereof), in each case, together with any accrued and unpaid interest, as described below. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.

—	Senior unsecured obligations of JPMorgan Chase & Co. maturing December 21, 2012*
—	Minimum denominations of $1,000 and integral multiples thereof

Key Terms

Automatic Call:	If on any Call Date, the closing price of the applicable Reference Stock is greater than the applicable Initial Share Price, the notes will be automatically called on that Call Date.
Payment if Called:	If the notes are automatically called, on the applicable Call Settlement Date, for each $1,000 principal amount note, you will receive $1,000 plus any accrued and unpaid interest to but excluding that Call Settlement Date.
Pricing Date:	December 19, 2011
Settlement Date:	On or about December 22, 2011
Call Dates*:	March 19, 2012 (first Call Date), June 19, 2012 (second Call Date) and September 19, 2012 (final Call Date)
Call Settlement Dates*:	With respect to each Call Date, the first Interest Payment Date occurring after that Call Date
Observation Date*:	December 19, 2012
Maturity Date*:	December 21, 2012
Interest Payment Dates*:	Interest on the notes will be payable monthly in arrears on the 22nd calendar day of each month, except for the final monthly interest payment, which will be payable on the Maturity Date or the applicable Call Settlement Date, as applicable (each such day, an “Interest Payment Date”), commencing January 22, 2012. See “Selected Purchase Considerations — Monthly Interest Payments” in this pricing supplement for more information.
Other Key Terms:	See “Additional Key Terms” on page PS-1 of this pricing supplement.

Interest Rate
Reference Stock Issuer				If Automatically Called on							Tax Allocation of
			If Not	First	Second	Final		Initial		Approximate	Monthly Coupon†
	Page Number	Ticker Symbol	Automatically Called	Call Date	Call Date	Call Date	Buffer Amount	Share Price	CUSIP	Monthly Coupon	Interest on Deposit	Put Premium
The Dow Chemical Company	PS-5	DOW	10.00%	2.50%	5.00%	7.50%	$9.009,	$25.74	48125VGJ3	$8.33	15.40%	84.60%
			(in each case equivalent to 10.00% per annum, payable at a rate of 0.8333% per month)				which is 35.00% of the Initial Share Price
Prudential Financial, Inc.	PS-8	PRU	10.25%	2.5625%	5.125%	7.6875%	$14.094,	$46.98	48125VGK0	$8.54	15.02%	84.98%
			(in each case equivalent to 10.25% per annum, payable at a rate of 0.8542% per month)				which is 30.00% of the Initial Share Price
*	Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Payment at Maturity,” “Description of Notes — Interest Payments” and “Description of Notes — Postponement of a Determination Date” in the accompanying product supplement no. 7-II

†

Based on one reasonable treatment of the notes, as described herein under “Selected Purchase Considerations — Tax Treatment as a Unit Comprising a Put Option and a Deposit” and in the accompanying product supplement no. 7-II under “Material U.S. Federal Income Tax Consequences” beginning on page PS-36. Percentages may be approximate.

Investing in the Upside Auto Callable Single Observation Reverse Exchangeable Notes involves a number of risks. See “Risk Factors” beginning on page PS-8 of the accompanying product supplement no. 7-II and “Selected Risk Considerations” beginning on page PS-2 of this pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Us
The Dow Chemical Company
Per note	$1,000	$50	$950
Total	$250,000	$12,500	$237,500
Prudential Financial, Inc.
Per note	$1,000	$50	$950
Total	$250,000	$12,500	$237,500
(1)	The price to the public includes the estimated cost of hedging our obligations under the notes through one or more of our affiliates.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will receive commissions of $50.00 per $1,000 principal amount note for notes linked to the common stock of The Dow Chemical Company and Prudential Financial, Inc., and will use a portion of those commissions to pay selling concessions to other affiliated or unaffiliated dealers of $30.00 per $1,000 principal amount note for notes linked to the common stock of The Dow Chemical Company and Prudential Financial, Inc. These concessions include concessions to be allowed to selling dealers and concessions to be allowed to any arranging dealer. Commissions include the projected profits that our affiliates expect to realize, some of which have been allowed to other unaffiliated dealers, for assuming risks inherent in hedging our obligations under the notes. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-42 of the accompanying product supplement no. 7-II. The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

December 19, 2011

Additional Terms Specific to Each Note Offering

This pricing supplement relates to two (2) separate note offerings. Each issue of offered notes is linked to one, and only one, Reference Stock. The purchaser of a note will acquire a security linked to a single Reference Stock (not to a basket or index that includes the other Reference Stock). You may participate in either of the two (2) note offerings or, at your election, in both of the offerings. While each note offering relates only to a single Reference Stock identified on the cover page, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to that Reference Stock (or the other Reference Stock) or as to the suitability of an investment in the notes.

You should read this pricing supplement together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 7-II dated November 16, 2011. This pricing supplement, together with the documents listed below, contains the terms of the notes, supplements the term sheet related hereto dated December 14, 2011 and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 7-II, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

—	Product supplement no. 7-II dated November 16, 2011:

http://www.sec.gov/Archives/edgar/data/19617/000089109211007680/e46240_424b2.pdf

—	Prospectus supplement dated November 14, 2011:

http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf

—	Prospectus dated November 14, 2011:

http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this pricing supplement, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

Additional Key Terms

Payment at Maturity:	If the notes are not automatically called, the payment at maturity, in excess of any accrued and unpaid interest, will be based on the performance of the applicable Reference Stock. If the notes are not automatically called, for each $1,000 principal amount note, you will receive $1,000 plus any accrued and unpaid interest at maturity, unless the applicable Final Share Price is less than the applicable Initial Share Price by more than the applicable Buffer Amount. If the notes are not automatically called and the applicable Final Share Price is less than the applicable Initial Share Price by more than the applicable Buffer Amount, at maturity you will receive, in addition to any accrued and unpaid interest, instead of the principal amount of your notes, the number of shares of the applicable Reference Stock equal to the applicable Physical Delivery Amount (or, at our election, the Cash Value thereof). Fractional shares will be paid in cash. The market value of the Physical Delivery Amount or the Cash Value thereof will most likely be substantially less than the principal amount of your notes, and may be zero.

Physical Delivery Amount:	The number of shares of the applicable Reference Stock, per $1,000 principal amount note, equal to $1,000 divided by the applicable Initial Share Price, subject to adjustments

Cash Value:	The product of (1) $1,000 divided by the applicable Initial Share Price and (2) the applicable Final Share Price, subject to adjustments

Initial Share Price:	The closing price of the applicable Reference Stock on the Pricing Date, divided by the applicable Stock Adjustment Factor. The Initial Share Price is subject to adjustments in certain circumstances. See “General Terms of Notes — Anti-Dilution Adjustments” and “General Terms of Notes — Reorganization Events” in the accompanying product supplement no. 7-II for further information about these adjustments.

Final Share Price:	The closing price of the applicable Reference Stock on the Observation Date

Stock Adjustment Factor:	For each Reference Stock, set equal to 1.0 on the Pricing Date, subject to adjustment under certain circumstances. See “General Terms of Notes — Anti-Dilution Adjustments” in the accompanying product supplement no. 7-II.

Selected Purchase Considerations

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THE NOTES OFFER A HIGHER INTEREST RATE THAN THE YIELD ON DEBT SECURITIES OF COMPARABLE MATURITY ISSUED BY US OR AN ISSUER WITH A COMPARABLE CREDIT RATING — The notes will pay interest at the applicable Interest Rate specified on the cover of this pricing supplement, which is higher than the yield currently available on debt securities of comparable maturity issued by us or an issuer with a comparable credit rating. Because the notes are our senior unsecured obligations, payment of any amount on the notes is subject to our ability to pay our obligations as they become due.

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MONTHLY INTEREST PAYMENTS — The notes offer monthly interest payments as specified on the cover of this pricing supplement. Interest will be payable monthly in arrears on the 22nd calendar day of each month, except for the final monthly interest payment, which will be payable on the Maturity Date or the applicable Call Settlement Date, as applicable (each such day, an “Interest Payment Date”), commencing January 22, 2012. Interest will be payable to the holders of record at the close of business on the business day immediately preceding the applicable Interest Payment Date. If an Interest Payment Date is not a business day, payment will be made on the next business day immediately following such day, but no additional interest will accrue as a result of the delayed payment. For example, the monthly Interest Payment Date for January 2012 is January 22, 2012, but because that day is not a business day, payment of interest with respect to that Interest Payment Date will be made on January 23, 2012, the next succeeding business day.

JPMorgan Structured Investments — Upside Auto Callable Single Observation Reverse Exchangeable Notes Each Linked to the Common Stock of a Different Single Reference Stock Issuer	PS-1

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POTENTIAL EARLY EXIT AS A RESULT OF THE AUTOMATIC CALL FEATURE — If the closing price of the applicable Reference Stock is greater than the applicable Initial Share Price on any Call Date, your notes will be automatically called prior to the maturity date. Under these circumstances, on the applicable Call Settlement Date, for each $1,000 principal amount note, you will receive $1,000 plus accrued and unpaid interest to but excluding the applicable Call Settlement Date.

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THE NOTES DO NOT GUARANTEE THE RETURN OF YOUR PRINCIPAL IF THE NOTES ARE NOT AUTOMATICALLY CALLED — If the notes are not automatically called, we will pay you your principal back at maturity so long as the applicable Final Share Price is not less than the applicable Initial Share Price by more than the applicable Buffer Amount on the Observation Date. However, if the notes are not automatically called and if the applicable Final Share Price is less than the applicable Initial Share Price by more than the applicable Buffer Amount, you could lose the entire principal amount of your notes.

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TAX TREATMENT AS A UNIT COMPRISING A PUT OPTION AND A DEPOSIT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 7-II. Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, and on current market conditions, in determining our reporting responsibilities we intend to treat the notes for U.S. federal income tax purposes as units each comprising: (x) a Put Option written by you that is automatically terminated if an Automatic Call occurs and that, if not terminated, requires you to purchase the Reference Stock (or, at our option, receive the Cash Value thereof) from us at maturity under circumstances where the payment due at maturity is the Physical Delivery Amount and (y) a Deposit of $1,000 per $1,000 principal amount note to secure your potential obligation under the Put Option. By purchasing the notes, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to follow this treatment and the allocations described in the following paragraph. However, there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt, in which case the timing and character of any income or loss on the notes could be significantly and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the notes would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for holders of the notes are the character of income or loss (including whether the Put Premium might be currently included as ordinary income) and the degree, if any, to which income realized by Non-U.S. Holders should be subject to withholding tax.

In determining our reporting responsibilities, we intend to treat the percentages of each interest payment specified on the cover of this pricing supplement as interest on the Deposit and as Put Premium, respectively. Assuming that the treatment of the notes as units each comprising a Put Option and a Deposit is respected, amounts treated as interest on the Deposit will be taxed as ordinary income, while the Put Premium will not be taken into account prior to maturity or sale, including as a result of an Automatic Call.

Both U.S. and Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by the 2007 notice. Purchasers who are not initial purchasers of notes at the issue price should also consult their tax advisers with respect to the tax consequences of an investment in the notes, including possible alternative treatments, as well as the allocation of the purchase price of the notes between the Deposit and the Put Option.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in either of the Reference Stocks. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 7-II dated November 16, 2011.

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YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. If the notes are not automatically called, the payment at maturity will be based on whether the applicable Final Share Price is less than the applicable Initial Share Price by more than the applicable Buffer Amount. Under certain circumstances, you will receive at maturity a predetermined number of shares of the applicable Reference Stock (or, at our election, the Cash Value thereof). The market value of those shares of the applicable Reference Stock or the Cash Value thereof will most likely be less than the principal amount of each note and may be zero. Accordingly, you could lose up to the entire principal amount of your notes.

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THE AUTOMATIC CALL FEATURE MAY FORCE A POTENTIAL EARLY EXIT — The notes will be automatically called before maturity if the closing price of the applicable Reference Stock is greater than the applicable Initial Share Price on any Call Date. Under these circumstances, the amount of interest payable on the notes will be less than the full amount of interest that would have been payable if the notes were held to maturity, and, for each $1,000 principal amount note, you will receive $1,000 plus accrued and unpaid interest to but excluding the applicable Call Settlement Date.

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THE BENEFIT PROVIDED BY THE BUFFER AMOUNT MAY TERMINATE ON THE OBSERVATION DATE — If the notes are not automatically called and the closing price of the applicable Reference Stock on the Observation Date (i.e., the applicable Final Share Price) is less than the applicable Initial Share Price minus the applicable Buffer Amount, you will be fully exposed to any depreciation in the applicable Reference Stock. Because the applicable Final Share Price will be determined based on the applicable closing price on a single trading day near the end of the term of the notes, the price of the applicable Reference Stock at the maturity date or at other times during the term of the notes could be at a level above the applicable Initial Share Price minus the applicable Buffer Amount. This difference could be particularly large if there is a significant decrease in the price of the applicable Reference Stock during the later portion of the term of the notes or if there is significant volatility in the price of the applicable Reference Stock during the term of the notes, especially on dates near the Observation Date.

JPMorgan Structured Investments — Upside Auto Callable Single Observation Reverse Exchangeable Notes Each Linked to the Common Stock of a Different Single Reference Stock Issuer	PS-2

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CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co. and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to affect adversely the value of the notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

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POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. We and/or our affiliates may also currently or from time to time engage in business with the Reference Stock issuers, including extending loans to, or making equity investments in, the Reference Stock issuers or providing advisory services to the Reference Stock issuers. In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to the Reference Stock issuers, and these reports may or may not recommend that investors buy or hold the Reference Stocks. As a prospective purchaser of the notes, you should undertake an independent investigation of the applicable Reference Stock as in your judgment is appropriate to make an informed decision with respect to an investment in the notes.

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REINVESTMENT RISK — If your notes are automatically called early, the term of the notes may be reduced to as short as three months and you will not receive interest payments after the applicable Call Settlement Date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the notes are automatically called prior to the Maturity Date.

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SINGLE STOCK RISK — The price of the applicable Reference Stock can fall sharply due to factors specific to such Reference Stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO AFFECT ADVERSELY THE VALUE OF THE NOTES PRIOR TO MATURITY — While the payment at maturity, if any, or upon an automatic call described in this pricing supplement is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the estimated cost of hedging our obligations under the notes. As a result, and as a general matter, the price, if any, at which JPMS will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the maturity date could result in a substantial loss to you. This secondary market price will also be affected by a number of factors aside from the agent’s commission and hedging costs, including those referred to under “Many Economic and Market Factors Will Influence the Value of the Notes” below.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

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BUFFER AMOUNT APPLIES ONLY IF YOU HOLD THE NOTES TO MATURITY — Assuming the notes are not automatically called, we will pay you your principal back at maturity only if the applicable Final Share Price is not below the applicable Initial Share Price by more than the applicable Buffer Amount and the notes are held to maturity. If the notes are not automatically called and the applicable Final Share Price is less than the applicable Initial Share Price by more than the applicable Buffer Amount, the benefit provided by the applicable Buffer Amount will be eliminated and you will be fully exposed at maturity to any decline in the market price of the applicable Reference Stock.

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VOLATILITY RISK — Greater expected volatility with respect to the applicable Reference Stock indicates a greater likelihood as of the Pricing Date that the applicable Reference Stock could close below the applicable Initial Share Price by more than the applicable Buffer Amount on the Observation Date. The applicable Reference Stock’s volatility, however, can change significantly over the term of the notes. The closing price of the applicable Reference Stock could fall sharply on the Observation Date, which could result in a significant loss of principal.

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YOUR RETURN ON THE NOTES IS LIMITED TO THE PRINCIPAL AMOUNT PLUS ACCRUED INTEREST REGARDLESS OF ANY APPRECIATION IN THE VALUE OF THE APPLICABLE REFERENCE STOCK — If the notes are not automatically called and the applicable Final Share Price is not below the applicable Initial Share Price by more than the applicable Buffer Amount, for each $1,000 principal amount note, you will receive $1,000 at maturity plus any accrued and unpaid interest, regardless of any appreciation in the value of the applicable Reference Stock, which may be significant. If the notes are automatically called, for each $1,000 principal amount note, you will receive $1,000 on the applicable Call Settlement Date plus any accrued and unpaid interest, regardless of the appreciation in the value of the applicable Reference Stock, which may be significant. Accordingly, the return on the notes may be significantly less than the return on a direct investment in the applicable Reference Stock during the term of the notes.

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NO OWNERSHIP RIGHTS IN THE APPLICABLE REFERENCE STOCK — As a holder of the notes, you will not have any ownership interest or rights in the applicable Reference Stock, such as voting rights or dividend payments. In addition, the applicable Reference Stock issuer will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the applicable Reference Stock and the notes.

JPMorgan Structured Investments — Upside Auto Callable Single Observation Reverse Exchangeable Notes Each Linked to the Common Stock of a Different Single Reference Stock Issuer	PS-3

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NO AFFILIATION WITH THE REFERENCE STOCK ISSUERS — We are not affiliated with the issuers of the Reference Stocks. We assume no responsibility for the adequacy of the information about the Reference Stock issuers contained in this pricing supplement or in product supplement no. 7-II. You should undertake your own investigation into the Reference Stocks and their issuers. We are not responsible for the Reference Stock issuers’ public disclosure of information, whether contained in SEC filings or otherwise.

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LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

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HEDGING AND TRADING IN THE REFERENCE STOCKS — While the notes are outstanding, we or any of our affiliates may carry out hedging activities related to the notes, including in the Reference Stocks or instruments related to such Reference Stocks. We or our affiliates may also trade in the Reference Stocks or instruments related to the Reference Stocks from time to time. Any of these hedging or trading activities as of the Pricing Date and during the term of the notes could adversely affect the likelihood of an automatic call or our payment to you at maturity. It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the notes declines.

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THE ANTI-DILUTION PROTECTION FOR THE REFERENCE STOCKS IS LIMITED AND MAY BE DISCRETIONARY — The calculation agent will make adjustments to a Stock Adjustment Factor for certain corporate events affecting the applicable Reference Stock. However, the calculation agent will not make an adjustment in response to all events that could affect the applicable Reference Stock. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected. You should also be aware that the calculation agent may make adjustments in response to events that are not described in the accompanying product supplement to account for any diluting or concentrative effect, but the calculation agent is under no obligation to do so or to consider your interests as a holder of the notes in making these determinations.

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MANY ECONOMIC AND MARKET FACTORS WILL INFLUENCE THE VALUE OF THE NOTES — In addition to the value of the applicable Reference Stock and interest rates on any day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other and which are set out in more detail in product supplement no. 7-II.

JPMorgan Structured Investments — Upside Auto Callable Single Observation Reverse Exchangeable Notes Each Linked to the Common Stock of a Different Single Reference Stock Issuer	PS-4

The Reference Stocks

Public Information

All information contained herein on the Reference Stocks and on the Reference Stock Issuers is derived from publicly available sources and is provided for informational purposes only. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC by a Reference stock issuer pursuant to the Exchange Act can be located by reference to SEC file number provided below, and can be accessed through www.sec.gov. We do not make any representation that these publicly available documents are accurate or complete. See “The Reference Stock” beginning on page PS-22 of the accompanying product supplement no. 7-II for more information.

The Dow Chemical Company (“Dow”)

According to its publicly available filings with the SEC, Dow is a diversified, worldwide manufacturer and supplier of products used primarily as raw materials in the manufacture of customer products and services. The common stock of Dow, par value $2.50 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Dow in the accompanying product supplement no. 7-II. Dow’s SEC file number is 001-03433.

Historical Information Regarding the Common Stock of Dow

The following graph sets forth the historical performance of the common stock of Dow based on the weekly closing price (in U.S. dollars) of the common stock of Dow from January 6, 2006 through December 16, 2011. The closing price of the common stock of Dow on December 19, 2011 was $25.74. We obtained the closing prices below from Bloomberg Financial Markets, without independent verification. The closing prices may be adjusted by Bloomberg Financial Markets for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

Since its inception, the closing price of the common stock of Dow has experienced significant fluctuations. The historical performance of the common stock of Dow should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the common stock of Dow on the Call Dates or the Observation Date. We cannot give you assurance that the performance of the common stock of Dow will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that Dow will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the common stock of Dow.

JPMorgan Structured Investments — Upside Auto Callable Single Observation Reverse Exchangeable Notes Each Linked to the Common Stock of a Different Single Reference Stock Issuer	PS-5

Examples of Hypothetical Payments at Maturity or Upon Automatic Call for Each $1,000 Principal Amount Note Linked to the Common Stock of Dow

The following table illustrates hypothetical payments at maturity or upon an automatic call on a $1,000 principal amount note linked to the common stock of Dow, based on a range of hypothetical Final Share Prices and closing prices on any of the Call Dates. The numbers appearing in the following table and examples have been rounded for ease of analysis. For this table of hypothetical payments at maturity, we have also assumed the following:

— the Initial Share Price:	$26.00 — the Buffer Amount (in U.S. dollars): $9.10
— the Interest Rate:

10.00% if the note is held to maturity

2.50% (equivalent to 10.00% per annum) if the note is automatically called on the first Call Date

5.00% (equivalent to 10.00% per annum) if the note is automatically called on the second Call Date

7.50% (equivalent to 10.00% per annum) if the note is automatically called on the final Call Date

Hypothetical Highest Closing Price on any of the Call Dates	Hypothetical Final Share Price	Hypothetical Final Share Price expressed as a percentage of Initial Share Price	Payment at Maturity**	Payment on the applicable Call Settlement Date**	Total Value of Payment Received at Maturity or on the applicable Call Settlement Date**
$52.00	N/A	N/A	N/A	$1,000.00	$1,000.00
$39.00	N/A	N/A	N/A	$1,000.00	$1,000.00
$32.50	N/A	N/A	N/A	$1,000.00	$1,000.00
$27.30	N/A	N/A	N/A	$1,000.00	$1,000.00
$26.00	$26.00	100.00%	$1,000.00	N/A	$1,000.00
$26.00	$24.70	95.00%	$1,000.00	N/A	$1,000.00
$23.40	$16.90	65.00%	$1,000.00	N/A	$1,000.00
$22.10	$15.60	60.00%	38 shares of the Reference Stock or the Cash Value thereof	N/A	$600.00
$15.60	$13.00	50.00%	38 shares of the Reference Stock or the Cash Value thereof	N/A	$500.00
$13.00	$6.50	25.00%	38 shares of the Reference Stock or the Cash Value thereof	N/A	$250.00
$7.80	$0.00	0.00%	38 shares of the Reference Stock or the Cash Value thereof	N/A	$0.00
**	Note that you will receive at maturity or on the applicable Call Settlement Date, as applicable, accrued and unpaid interest in cash, in addition to (1) at maturity, either shares of the Reference Stock (or, at our election, the Cash Value thereof) or the principal amount of your note in cash or (2) on the applicable Call Settlement Date, $1,000 in cash. Also note that if you receive the Physical Delivery Amount at maturity, the total value of payment received at maturity shown in the table above includes the value of any fractional shares, which will be paid in cash.

The following examples illustrate how the total value of payments received at maturity or on the applicable Call Settlement Date, as applicable, set forth in the table above are calculated.

Example 1: The closing price of the Reference Stock on the first Call Date is $27.30. Because the closing price of the Reference Stock of $27.30 on the first Call Date is greater than the Initial Share Price of $26.00, the notes are automatically called and you will receive a payment on the first Call Settlement Date of $1,000 per $1,000 principal amount note.

Example 2: The highest closing price of the Reference Stock on any of the Call Dates was $26.00, and the Final Share Price is $24.70. Because the highest closing price of the Reference Stock of $26.00 on any of the Call Dates is not greater than the Initial Share Price of $26.00, the notes are not automatically called. Because the Final Share Price of $24.70 is less than the Initial Share Price of $26.00 by not more than the Buffer Amount, you will receive at maturity a payment of $1,000 per $1,000 principal amount note.

Example 3: The highest closing price of the Reference Stock on any of the Call Dates was $16.90 and the Final Share Price is $13.00, a decline of more than the Buffer Amount from the Initial Share Price. Because the highest closing price of the Reference Stock of $16.90 on any of the Call Dates is not greater than the Initial Share Price of $26.00, the notes are not automatically called. Because the Final Share Price of $13.00 is less than the Initial Share Price of $26.00 by more than the Buffer Amount, you will receive the Physical Delivery Amount, or, at our election, the Cash Value thereof, at maturity. Because the Final Share Price of the Reference Stock is $13.00, the total value of your final payment at maturity, whether in cash or shares of the Reference Stock, is $500.00.

JPMorgan Structured Investments — Upside Auto Callable Single Observation Reverse Exchangeable Notes Each Linked to the Common Stock of a Different Single Reference Stock Issuer	PS-6

Regardless of the performance of the Reference Stock, you will receive interest payments, for each $1,000 principal amount note, in the aggregate amount of (1), if the notes are held to maturity, $100.00 over the term of the notes or (2) if the notes are automatically called: (i) $25.00 if called on the first Call Date from the issue date to but excluding the first Call Settlement Date, (ii) $50.00 if called on the second Call Date from the issue date to but excluding the final Call Settlement Date or (iii) $75.00 if called on the final Call Date from the issue date to but excluding the final Call Settlement Date. If the notes are held to maturity, the actual number of shares of the Reference Stock, or the Cash Value thereof, you may receive at maturity and the actual Buffer Amount applicable to your notes may be more or less than the amounts displayed in this hypothetical and will depend in part on the Initial Share Price. On the Pricing Date, the Initial Share Price was $25.74, the Buffer Amount was $9.009 and the Physical Delivery Amount was 38.85 shares of the Reference Stock, in each case subject to adjustment.

The hypothetical payouts on the notes shown above do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical payouts shown above would likely be lower.

JPMorgan Structured Investments — Upside Auto Callable Single Observation Reverse Exchangeable Notes Each Linked to the Common Stock of a Different Single Reference Stock Issuer	PS-7

Prudential Financial, Inc. (“Prudential”)

According to its publicly available filings with the SEC, Prudential offers an array of financial products and services, including life insurance, annuities, retirement-related services, mutual funds, investment management and real estate services. The common stock of Prudential, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Prudential in the accompanying product supplement no. 7-II. Prudential’s SEC file number is 001-16707.

Historical Information Regarding the Common Stock of Prudential

The following graph sets forth the historical performance of the common stock of Prudential based on the weekly closing price (in U.S. dollars) of the common stock of Prudential from January 6, 2006 through December 16, 2011. The closing price of the common stock of Prudential on December 19, 2011 was $46.98. We obtained the closing prices below from Bloomberg Financial Markets, without independent verification. The closing prices may be adjusted by Bloomberg Financial Markets for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

Since its inception, the closing price of the common stock of Prudential has experienced significant fluctuations. The historical performance of the common stock of Prudential should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the common stock of Prudential on the Call Dates or the Observation Date. We cannot give you assurance that the performance of the common stock of Prudential will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that Prudential will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the common stock of Prudential.

JPMorgan Structured Investments — Upside Auto Callable Single Observation Reverse Exchangeable Notes Each Linked to the Common Stock of a Different Single Reference Stock Issuer	PS-8

Examples of Hypothetical Payments at Maturity or Upon Automatic Call for Each $1,000 Principal Amount Note Linked to the Common Stock of Prudential

The following table illustrates hypothetical payments at maturity or upon an automatic call on a $1,000 principal amount note linked to the common stock of Prudential, based on a range of hypothetical Final Share Prices and closing prices on any of the Call Dates. The numbers appearing in the following table and examples have been rounded for ease of analysis. For this table of hypothetical payments at maturity, we have also assumed the following:

— the Initial Share Price:	$47.00 — the Buffer Amount (in U.S. dollars): $14.10
— the Interest Rate:

10.25% if the note is held to maturity

2.5625% (equivalent to 10.25% per annum) if the note is automatically called on the first Call Date

5.125% (equivalent to 10.25% per annum) if the note is automatically called on the second Call Date

7.6875% (equivalent to 10.25% per annum) if the note is automatically called on the final Call Date

Hypothetical Highest Closing Price on any of the Call Dates	Hypothetical Final Share Price	Hypothetical Final Share Price expressed as a percentage of Initial Share Price	Payment at Maturity**	Payment on the applicable Call Settlement Date**	Total Value of Payment Received at Maturity or on the applicable Call Settlement Date**
$94.00	N/A	N/A	N/A	$1,000.00	$1,000.00
$70.50	N/A	N/A	N/A	$1,000.00	$1,000.00
$58.75	N/A	N/A	N/A	$1,000.00	$1,000.00
$49.35	N/A	N/A	N/A	$1,000.00	$1,000.00
$47.00	$47.00	100.00%	$1,000.00	N/A	$1,000.00
$47.00	$44.65	95.00%	$1,000.00	N/A	$1,000.00
$42.30	$32.90	70.00%	$1,000.00	N/A	$1,000.00
$39.95	$30.55	65.00%	21 shares of the Reference Stock or the Cash Value thereof	N/A	$650.00
$30.55	$23.50	50.00%	21 shares of the Reference Stock or the Cash Value thereof	N/A	$500.00
$23.50	$11.75	25.00%	21 shares of the Reference Stock or the Cash Value thereof	N/A	$250.00
$14.10	$0.00	0.00%	21 shares of the Reference Stock or the Cash Value thereof	N/A	$0.00
**	Note that you will receive at maturity or on the applicable Call Settlement Date, as applicable, accrued and unpaid interest in cash, in addition to (1) at maturity, either shares of the Reference Stock (or, at our election, the Cash Value thereof) or the principal amount of your note in cash or (2) on the applicable Call Settlement Date, $1,000 in cash. Also note that if you receive the Physical Delivery Amount at maturity, the total value of payment received at maturity shown in the table above includes the value of any fractional shares, which will be paid in cash.

The following examples illustrate how the total value of payments received at maturity or on the applicable Call Settlement Date, as applicable, set forth in the table above are calculated.

Example 1: The closing price of the Reference Stock on the first Call Date is $49.35. Because the closing price of the Reference Stock of $49.35 on the first Call Date is greater than the Initial Share Price of $47.00, the notes are automatically called and you will receive a payment on the first Call Settlement Date of $1,000 per $1,000 principal amount note.

Example 2: The highest closing price of the Reference Stock on any of the Call Dates was $47.00, and the Final Share Price is $44.65. Because the highest closing price of the Reference Stock of $47.00 on any of the Call Dates is not greater than the Initial Share Price of $47.00, the notes are not automatically called. Because the Final Share Price of $44.65 is less than the Initial Share Price of $47.00 by not more than the Buffer Amount, you will receive at maturity a payment of $1,000 per $1,000 principal amount note.

Example 3: The highest closing price of the Reference Stock on any of the Call Dates was $30.55, and the Final Share Price is $23.50, a decline of more than the Buffer Amount from the Initial Share Price. Because the highest closing price of the Reference Stock of $30.55 on any of the Call Dates is not greater than the Initial Share Price of $47.00, the notes are not automatically called. Because the Final Share Price of $23.50 is less than the Initial Share Price of $47.00 by more than the Buffer Amount, you will receive the Physical Delivery Amount, or, at our election, the Cash Value

JPMorgan Structured Investments — Upside Auto Callable Single Observation Reverse Exchangeable Notes Each Linked to the Common Stock of a Different Single Reference Stock Issuer	PS-9

thereof, at maturity. Because the Final Share Price of the Reference Stock is $23.50 the total value of your final payment at maturity, whether in cash or shares of the Reference Stock, is $500.00.

Regardless of the performance of the Reference Stock, you will receive interest payments, for each $1,000 principal amount note, in the aggregate amount of (1), if the notes are held to maturity, $102.50 over the term of the notes or (2) if the notes are automatically called: (i) $25.635 if called on the first Call Date from the issue date to but excluding the first Call Settlement Date, (ii) $51.25 if called on the second Call Date from the issue date to but excluding the final Call Settlement Date or (iii) $76.875 if called on the final Call Date from the issue date to but excluding the final Call Settlement Date. If the notes are held to maturity, the actual number of shares of the Reference Stock, or the Cash Value thereof, you may receive at maturity and the actual Buffer Amount applicable to your notes may be more or less than the amounts displayed in this hypothetical and will depend in part on the Initial Share Price. On the Pricing Date, the Initial Share Price was $46.98, the Buffer Amount was $14.094 and the Physical Delivery Amount was 21.2857 shares of the Reference Stock, in each case subject to adjustment.

The hypothetical payouts on the notes shown above do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical payouts shown above would likely be lower.

JPMorgan Structured Investments — Upside Auto Callable Single Observation Reverse Exchangeable Notes Each Linked to the Common Stock of a Different Single Reference Stock Issuer	PS-10

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as our special products counsel, when the notes offered by this pricing supplement have been executed and issued by us and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be our valid and binding obligations, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated November 14, 2011, which has been filed as Exhibit 5.2 to the Registration Statement on Form S-3 filed by us on November 14, 2011.

JPMorgan Structured Investments — Upside Auto Callable Single Observation Reverse Exchangeable Notes Each Linked to the Common Stock of a Different Single Reference Stock Issuer	PS-11